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                                                                    Exhibit 21.1

                         Subsidiaries of the Registrant

1.     Neenah Foundry Company

       Hartley Controls Corporation - wholly owned.
       Neenah Transport, Inc. - wholly owned.
       Deeter Foundry, Inc. - wholly owned.
       Mercer Forge Corporation - wholly owned.
       Dalton Corporation - wholly owned.
       Advanced Cast Products, Inc. - wholly owned.









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